                                                               EXHIBIT 99-B.8.71

                          FUND PARTICIPATION AGREEMENT
                                     BETWEEN
                                 FUND AND ALIAC

     Aetna Life Insurance and Annuity Company (the "Company"), the registered investment companies specified in Schedule B, (each individually referred to as ("Fund"), INVESCO Funds Group, Inc. and INVESCO Distributors, Inc. (collectively, the "Fund Party") hereby agree to an arrangement whereby the Fund shall be made available to serve as underlying investment media for Variable Annuity Contracts ("Contracts") to be issued by the Company.

1.   ESTABLISHMENT OF ACCOUNTS; AVAILABILITY OF FUND.

     The Company represents that it has established Variable Annuity Accounts B, C, D and F and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Connecticut Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

2.   PRICING INFORMATION; ORDERS; SETTLEMENT.

     (a) The Fund will make Fund shares available to be purchased by the Company, and will accept redemption orders from the Company, on behalf of each Account at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such time determined by the Company to be necessary to meet the requirements of those Contracts for which the Fund(s) serve as underlying investment media, provided, however, that the Board of Directors of the Fund (hereinafter the "Directors") may upon reasonable notice to the Company, refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors, acting in good faith and in the best interests of the shareholders of any Portfolio and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

     (b) The Fund will provide to the Company closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the "Exchange") is open (each such day a "Business Day"), and in no event later than 7:00 p.m. Eastern Standard time on such Business Day.

     (c) The Fund hereby appoints the Company as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners or participants. Orders from Contract owners or participants received from any distributor of the Contracts (including affiliates of the Company) by the Company, acting as agent for the Fund, prior to the close of the Exchange on any given business day will be executed by the Fund at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Fund receives written (or facsimile) notice of such order by 10 a.m. Eastern Standard Time on the next following Business Day. Any orders received by the Company acting as agent on such day but after the close of the Exchange will be executed by the Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that the Fund receives written (or facsimile) notice of such order by 10 a.m. Eastern Standard Time within two days following the day of receipt of such order.

     (d) Payments for redemptions of shares of the Fund will be wired by the Fund to an account designated by the Company on the same Business Day the Company places an order to redeem Fund Shares. Payments for purchases of the Fund will be wired by the Company to an account designated by the Fund on the same Business Day the Company places an order to purchase Fund shares. Payments shall be in federal funds transmitted by wire.

     (e) In lieu of applicable provisions set forth in paragraphs 2(a) through 2(d) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV system in which case such activities will be governed by the provisions set forth in
          Exhibit 3 to this Agreement.

     (f) Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party.

     (g) The Fund Party shall indemnify and hold the Company harmless, from the effective date of this Agreement, against any amount the Company is required to pay to Contract owners or participants due to: (i) a materially (according to the Fund's materiality standards) incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or unreasonably late reporting, within the control of Fund Party, of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by the Company, with supporting data, to the Fund Party. In addition, the Fund Party shall be liable to the Company for systems and out of pocket costs incurred by the Company in making a

          Contract owner's or a participant's account whole, if such costs or expenses are a result of the Fund Party's failure to provide timely or correct net asset values, dividend and capital gains or financial information and if such information is not corrected by 4:00 p.m. East Coast time of the next business day after releasing such incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner's or a participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected. The following limits shall apply to the collective liabilities of Fund Party for systems and out of pocket costs incurred by the Company if such costs or expenses are a result of the Fund Party's failure to provide the Company with correct or timely information: (i) $1000 per day for each day that incorrect information provided by the Fund Party is not corrected, if such period does not include a month-end or a fiscal quarter-end, (ii) $1500 per day for each day that such information provided by the Fund Party is not corrected, if such period does include a month-end or fiscal quarter-end, and (iii) up to $50,000 per occurrence in the aggregate under (i) or (ii) above. Any incorrect information that has as a common nexus any single error shall be deemed to be one occurrence for these purposes provided all corrections are provided at the same time.

     (h) The Company agrees to purchase and redeem the shares of the Funds named in Schedule B offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information.

3.   SERVICES; FEES.

     (a) During the term of this Agreement, Company will perform services as set forth in Exhibit 2 hereto (the "Services"). Such Exhibit may be amended from time to time with mutual consent of the parties.

     (b) For performance of Services, Company shall receive a fee (the "Fee") which will be calculated and paid as provided in Schedule C attached hereto. Fees are solely for shareholder servicing and other administrative services provided by the Company and do not constitute payment in any manner for investment advisory, trustee, or custodial services.

     (c) Fund Party represents that fees paid to Company will be paid out of transfer agency, Rule 12b-1, management or other fees or expenses presently being charged to the Funds pursuant to the terms of their current prospectuses, or out of Fund Party's profits or any other non-Fund source legally available to Fund Party.

     (d) In the event that Exhibit 2 is revised, the parties agree, in good faith, to negotiate a revision of fees set forth in Schedule C.

     (e) The parties acknowledge and agree that the Services under this Agreement are distribution, recordkeeping, shareholder communications, administrative and related services only and are not the services of an underwriter or principal underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not constitute Company an agent of the Fund Party for purposes of selling shares of any Fund to any dealer or to the public. To the extent Company is involved in the purchase of shares of any Fund by contract owners or participants, such involvement in these purchases will be as agent of such contract owners or participants.

4.   EXPENSES.

     (a) Except as otherwise provided in this Agreement, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Fund, including the cost of registration of Fund shares with the Securities and Exchange Commission (the "SEC") and in states where required. The Fund and Fund Party shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund or Fund Party, except as provided herein and in Schedule C attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

     (b) The Fund or the Fund Party shall provide to the Company, at the location designated by the Company, periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners or participants. In addition, the Fund or the Fund Party shall provide the Company with a sufficient quantity of its prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement.

          The Fund or Fund Party shall provide the company with a sufficient quantity of its proxy material that is required to be sent to Contract owners or participants. The cost associated with proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage) will be paid by the Fund or Fund Party.

5.   REPRESENTATIONS.

     (a) Company represents and warrants that it is an insurance company duly organized under the laws of the state of Connecticut and has the requisite authority to enter into this Agreement and to carry out the services.

     (b) The execution and delivery of this Agreement and the performance of the services have been duly authorized by all necessary corporate action on the part of Company, and this Agreement constitutes the valid and binding obligation of Company.

     (c) The Company agrees that it and its agents shall not, without the written consent of the Fund or the Fund Party, make representations concerning the Fund, or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Fund or the Fund Party.

     (d) The Fund and Fund Party represent and warrant that (i) they have examined and tested their systems and made reasonable inquiry of their business partners and other entities with whom they conduct business with respect to Year 2000 problems and (ii) their ability to perform their obligations under this Agreement will not be interrupted or disrupted as a result of any business interruptions or other business problems relating to specific dates or days before, during and after the Year 2000.

6.   TERMINATION.

     This agreement shall terminate as to the sale and issuance of new
     Contracts:

     (a) at the option of either the Company, the Fund Party or the Fund, upon sixty (60) days advance written notice to the other parties;

     (b) at the option of the Company, upon thirty (30) days advance written notice to the Fund Party and the Fund, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by the Company;

     (c) at the option of either the Company, the Fund Party or the Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, the Company, the Fund or the Fund Party by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

     (d) upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. The Company will give 60 days written notice to the Fund and the Fund Party of any decision to replace the Fund's shares;

     (e) upon assignment of this Agreement, unless made with the written consent of all other parties hereto;

     (f) if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by the appropriate party should such situation occur.

7.   CONTINUATION OF AGREEMENT.

     Termination as the result of any cause listed in Section 6 shall not affect the Fund's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.

8.   ADVERTISING MATERIALS; FILED DOCUMENTS.

     (a) Company acknowledges and agrees that Fund Party and/or its affiliates own all right, title and interest in and to the name INVESCO and the INVESCO open circle design, and covenants not, at any time, to challenge the rights of Fund Party and/or its affiliates to such name or design, or the validity or distinctiveness thereof. Subject to the foregoing sentence, advertising and sales literature with respect to the Fund Party prepared by the Company or its agent for use in marketing its Contracts (except when the names of the Funds simply appear in a list of Funds) shall be submitted to the Fund or its designee for review before such material is submitted to any regulatory body for review. Fund Party shall advise the submitting party in writing within ten (10) business days of receipt of such materials of its approval or disapproval of such materials.

     (b) Fund Party hereby authorizes the Company to use the names and other identifying marks of Fund Party and each Fund in connection with the provision of services under this Agreement by the Company. Fund Party or any Fund may withdraw this authorization as to any particular use of any such name or identifying marks at any time (1) upon Fund Party's or the Fund's reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of the Fund Party or such Fund; or (2) if Fund Party or the Fund reasonably determines that materials using such names and identifying marks are inaccurate or misleading and the Company fails to correct such inaccurate or misleading materials; or (3) if the Company is no longer providing services to Contract owners or participants. The Company agrees that, at the request of Fund Party or a Fund, the Company shall discuss with Fund Party and/or the Fund, and consider in good faith, any standards or specifications relating to the Company's use (or proposed use) hereunder of the names and other identifying marks of the Fund Party and/or the Fund.

     (c) Fund Party will provide to the Company at least one copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities.

     (d) The Fund or the Fund Party will provide via Excel spreadsheet diskette format or in electronic transmission to the Company at least quarterly portfolio information necessary to update Fund profiles within ten
          (10) business days following the end of
          each quarter.

9.   PROXY VOTING.

     (a) The Company shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Contract owners and participants to the extent the SEC continues to interpret the 1940 Act as requiring such privileges. The Company shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract owners.

     (b) The Company will distribute to Contract owners and participants, as appropriate, all proxy material furnished by the Fund and will vote Fund shares in accordance with instructions received from such Contract owners and participants. If and to the extent required by law, the Company, with respect to each group Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners and participants.

10.  INDEMNIFICATION.

     (a) The Company agrees to indemnify and hold harmless the Fund and the Fund Party, and its directors, officers, employees, agents and each person, if any, who controls the Fund or its Fund Party within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of the Company or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of the Company or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment. The Company will reimburse any legal or other expenses reasonably incurred by the Fund and the Fund party, and any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to the Company by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Fund or Fund Party in the performance of its duties or the Fund's or

          Fund Party's reckless disregard of obligations or duties under this Agreement or to the Company, whichever is applicable. This indemnity agreement will be in addition to any liability which Company may otherwise have.

     (b) The Fund and the Fund Party agree to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading. The Fund will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Fund by the Company specifically for use therein.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

11.  MISCELLANEOUS.

     (a) AMENDMENT AND WAIVER. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

     (b) NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

     To the Company:

          Aetna Life Insurance and Annuity Company
          151 Farmington Avenue
          Hartford, Connecticut 06156
          Attention: Julie E. Rockmore, Counsel

     To the Fund and Fund Party:

          INVESCO Funds Group, Inc./
          INVESCO Distributors, Inc.
          7800 E. Union Avenue
          Denver, CO 80237
          Attention: Ronald L. Grooms, Senior Vice President

     Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

     (c) SUCCESSORS AND ASSIGNS. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (e) SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (f) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

     (g) GOVERNING LAW. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

     (h) NON EXCLUSIVITY. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

     (i) CONFIDENTIALITY. The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

12.  LIMITATION ON LIABILITY OF TRUSTEES, ETC.

     This agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund. The obligations of this agreement shall be binding upon the assets and property of the Fund only and shall not be binding on any Director, officer or shareholder of the Fund individually.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 30th day of October, 2000.

     AETNA LIFE INSURANCE AND ANNUITY COMPANY

     By:  /s/ Laurie M. Tillinghast
        ----------------------------------
     Name   Laurie M. Tillinghast
         ---------------------------------
     Title: Vice President
           -------------------------------


     INVESCO FUNDS GROUP, INC.

     By:  /s/ Ronald L. Grooms
        -------------------------------
     Name:  Ronald L. Grooms
     Title: Senior Vice President

     INVESCO DISTRIBUTORS, INC.

     By:  /s/ Ronald L. Grooms
        -------------------------------
     Name:  Ronald L. Grooms
     Title: Senior Vice President

                                   SCHEDULE A

              (For any future separate accounts - See Section 1(a)

                                   SCHEDULE B

                   (List of funds available--See Section 1(b))

INVESCO Balanced Fund - Investor Class
INVESCO Blue Chip Growth Fund - Investor Class
INVESCO Dynamics Fund - Investor Class
INVESCO Endeavor Fund - Investor Class
INVESCO Energy Fund - Investor Class
INVESCO Equity Income Fund - Investor Class
INVESCO European Fund - Investor Class
INVESCO Financial Services Fund - Investor Class
INVESCO Gold Fund - Investor Class
INVESCO Growth & Income Fund - Investor Class
INVESCO Health Sciences Fund - Investor Class
INVESCO High Yield Fund - Investor Class
INVESCO International Blue Chip Value Fund - Investor Class
INVESCO Latin American Growth Fund - Investor Class
INVESCO Leisure Fund - Investor Class
INVESCO Pacific Basin Fund - Investor Class
INVESCO Real Estate Opportunity Fund - Investor Class
INVESCO S&P 500 Index Fund - Investor Class
INVESCO Select Income Fund - Investor Class
INVESCO Small Company Growth Fund - Investor Class
INVESCO Tax-Free Long-Term Bond Fund - Investor Class
INVESCO Technology Fund - Investor Class
INVESCO Telecommunications Fund - Investor Class
INVESCO Total Return Fund - Investor Class
INVESCO U.S. Government Securities Fund - Investor Class
INVESCO Utilities Fund - Investor Class
INVESCO Value Equity Fund - Investor Class

                                   SCHEDULE C

                               Fees to the Company

In consideration of services provided by the Company under this Agreement, the Fund Party shall pay the Company fees calculated as follows:

1.   SERVICING FEES.

     With respect to accounts in which the average shareholder account balance exceeds $1000 per Fund and combined total omnibus investment amount per Company with respect to the Funds under this Fund Participation Agreement and the Selling and Services Agreement between the Company, Aetna Investment Services, Inc., INVESCO Funds Group, Inc. and INVESCO Distributors, Inc. dated January 1, 1999 exceeds $1,000,000, Fund Party shall pay an annual service fee rate of $___ per participant, not to exceed ___% on an annual basis of the average net assets invested in the funds through the Contracts. The Company shall send an invoice to the Fund Party on a monthly basis showing the number of participants per Fund and Fund Party shall make payment to the Company within 30 days after receipt of the invoice. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the month and such other supporting data as may be reasonably requested by the Company.

2.   12B-1 FEES.

     In accordance with the Fund's plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Fund Party will make payments to the Company at an annual rate of ____% of the average net assets invested in the Funds through the Contracts. Fund Party will pay such amounts on a quarterly basis. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

                                    EXHIBIT 1

Operational Procedures Relevant to the Agreement.

Unless processed using the NSCC Fund/SERV and/or Networking interfaces in the customary manner as prescribed by the NSCC, or as amended by mutual agreement whether verbally or writing, operational responsibilities will be executed as outlined below in paragraphs (1), (2), and (3)

     1. THE ACCOUNTS.

        Company will open one or will utilize one already opened omnibus account per Fund, providing for the cash payment of all capital gains and dividends. Company may open additional omnibus accounts in the future.

     2. PURCHASE AND REDEMPTION ORDERS.

        Company will aggregate and calculate purchase and redemption orders for shares of a Fund that it has accepted as placed by contract owners or participants prior to the close of trading on the New York Stock Exchange, and will communicate to Fund Party such orders for each Fund for each Business Day the New York Stock Exchange was open. Such orders will receive the applicable Fund's closing net asset value for that Business Day, provided they are communicated to Fund Party within agreed upon time frames.

     3. SETTLEMENT OF TRADES.

        Both Company and the Fund Party will use their best efforts to cause to be transmitted by wire before 4 p.m. Eastern time on the Business Day following Trade Date (settlement date) to an account as directed by the counterpart, the proceeds of all redemption orders and the purchase price of all purchase orders.

     4. PRICE ERRORS.

        If contract owners or participants of Company or its participating correspondents have received material amounts in excess of the amounts to which they otherwise would have been entitled prior to an adjustment for a price error, Company or its participating correspondents, unless Fund Party and the Fund otherwise agree, will make a good faith attempt to collect such excess amounts from such contract owners or participants. In no event however, shall Company or a participating correspondent be liable to Fund or Fund Party for any such amounts provided the overpayment was not caused by Company or the participating correspondent.

     5. ACCOUNT ACTIVITY AND DISTRIBUTION INFORMATION.

        a. Fund Party shall cause to be provided to Company confirmations of Fund activity in the form of statements detailing activity no less frequently than monthly, as well as other information as may reasonably be requested by Company.

        b. Fund Party shall cause to be provided to Company all distribution announcement information (ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by each Fund.

        c. All distribution data furnished to Company under this section shall be held by Company in confidence, and Company agrees to refrain from disclosing any such information until such time as Fund Party or the Fund either consents to such disclosure by Company or makes such information publicly available. Company will maintain and enforce rules and policies designed to protect against unauthorized access to, or use of, the information during such period by anyone other than Company employees who have a need to know the information for the purposes described above.

     6. SHAREHOLDER COMMUNICATION.

        a. The Fund Party shall provide the following shareholder communications material to Company, its participating correspondent or to their mailing Companys, as directed by Company, in quantities sufficient to allow mailing thereof to all customers of Company and its participating correspondents who are beneficial owners of the Fund's shares.

           i. All proxy statements prepared for circulation to shareholders of record of such Fund.
           ii.  Annual reports.
           iii. Semi- annual reports.
           iv.  All updated prospectuses, supplements and amendments thereto.

        b. The Fund Party or the Fund shall provide without charge the above-mentioned materials to Company, its participating correspondents or to their mailing Agents. Company will distribute, or will cause its participating correspondents to distribute, all materials to their respective contract owners or participants.

     7. MARKET TIMERS.

        In the event that active traders or market timers become a problem for the Funds in the Company's contracts, the parties will negotiate in good faith to develop a solution. Possible solutions include, but are not limited to, limiting the size of purchase orders placed by such contract owners or participants or prohibiting the same from investing in some or all of the Funds.

     8. CONFIDENTIALITY.

        Each party acknowledges and understands that any and all technical, trade secret or business information including, without limitation, financial information, business or marketing strategies or plans, or product development or customer information, which is disclosed to the other or is otherwise obtained by the other during the term of the Agreement (the "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its best efforts (the same being not less than those employed to protect its own proprietary information) to safeguard the other's Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of an authorized officer of the other, directly or indirectly, disclose the Proprietary Information to any person or entity except for its employees, attorneys, accountants and other advisers on a need-to-know basis or as may be required by law or regulation or demanded by any court or administrative agency of competent jurisdiction. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of the other's Proprietary Information. This section shall continue in full force and effect notwithstanding the termination of this Agreement.

                                    EXHIBIT 2

Schedule of services to be performed by Company pursuant to this Agreement.

     1. Company represents and warrants that it has and will continue at all times to have the necessary facilities, equipment and personnel to perform the services hereunder in a businesslike and competent manner and its system complies with any applicable laws, rules and regulations related to the services to be provided under this Agreement, including the maintenance and preservation of all records and registrations required by any applicable laws, rules and regulations.

     2. Contract owners or participants are aware that they are transacting business with Company and not the Fund, and will look to Company and not the Fund for resolution of problems or discrepancies in their accounts.

     3. Company agrees that it will perform various services for the contract owners or participants in those accounts, including where applicable:

       - Establishing and maintaining records of contract owners' or participants' accounts;

       -  Processing purchase and redemption transactions;

       - Confirming contract owners or participant transactions and sending periodic statements;

       -  Answering routine client inquires regarding the Funds;

       - Assisting contract owners or participants in changing account designations and addresses;

       -  Withholding taxes on non-resident alien accounts;

       - Preparing and delivering to contract owners and participants and state and federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, rule or regulation;

       - Providing Fund prospectuses upon request and contemporaneously with transaction confirmations to the extent required by law;

       -  And such other services as Fund Party may reasonably request.

     4. Company shall maintain all historical contract owner and participant records, consistent with requirements of all applicable laws, rules and regulations. (a) Upon the request of the Fund Party, Company shall provide copies of all the historical records relating to transactions between the

Funds and the contract owners and participants, written communications regarding the Funds to or from the contract owners and participants and other materials, in each case (1) as are maintained by Company in the ordinary course of its business, and (2) as may reasonably be requested to enable the Fund Party including without limitation its auditors or legal counsel to (A) monitor and review the Services, (B) comply with any request of a governmental or self regulatory organization, (C) verify compliance by Company with the terms of this agreement, (D) make required regulatory reports, or (E) perform general customer supervision. Company agrees that it will permit the Fund Party to have reasonable access to its personnel and records in order to facilitate the monitoring of the services. Upon the request of Company, Fund Party shall provide copies of all the historical records relating to transactions between the Funds and Company, written communications regarding the Funds to or from Company and other materials, in each case (1) as are maintained by the Fund Party in the ordinary course of its business and in compliance with applicable law, and (2) as may be requested to enable Company to (A) comply with the request of any governmental body or self regulatory organization, (B) verify compliance by the Fund Party with the terms of this Agreement, (C) make required regulatory reports, or (D) perform general customer supervision.

     5. Company shall make available to Fund Party (if requested) records or communications necessary to determine the number of contract owners and participants in each correspondent omnibus account, if applicable.

                                    EXHIBIT 3

Procedures for Pricing and Order/Settlement Through National Securities Clearing
 Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and
                        Registration Verification System

1. As provided in Section 2(e) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a) Fund Party or the Funds will furnish to the Company or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (4) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to the Company or its affiliate by 7:00 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and the Company.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Company or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by the Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to the Company's or its affiliate's compliance with the foregoing, the Company or its affiliate will be considered the agent of the Fund Party and the Funds, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by the Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c) The Company or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Fund Party does not send a confirmation of the Company's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day the Company or its affiliate, or Fund Party is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Fund Party or the Company or its affiliate, as applicable, as is otherwise provided in the Agreement.

(a) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. The Company or its affiliate, Fund Party and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.